Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2013 CONSOLIDATED FINANCIAL RESULTS

April 3, 2014 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced consolidated financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Revenue of $70.7 million, up 55% from Q4 2012 revenue of $45.7 million

•	Gross profit of $17.6 million, up 189% from $6.1 million in Q4 2012

•	Gross margin, excluding depreciation expense, of 31.2%, compared to 19.2% in Q4 2012

•	Modified EBITDA of $10.9 million, up 301% from $2.7 million in Q4 2012

•	Modified EBITDA margin of 15.4%, compared to 5.9% in Q4 2012

•	Fully diluted earnings per share of $0.34, compared to $(0.90) per share in Q4 2012

•	Contracted backlog of $292 million, as of December 31, 2013, up 29% from $227 million on December 31, 2012

•	Six new project awards totaling $192 million announced

•	Presence expanded into Brazil and Africa

Brian Beatty, CEO and President of SAE, commented, “We are very pleased with our Q4 2013 results, which we believe to be reflective of the growth potential associated with the international markets where we operate. I am extremely proud of our team of talented and dedicated professionals who continued to work extremely hard in light of the adversity experienced in the third quarter (“Q3”). These events were entirely isolated to Q3, and we have taken the appropriate steps necessary to safeguard against the occurrence of similar events in the future. Part of our success in Q4 was the result of an ongoing and dedicated effort to reduce costs and increase operational efficiencies.”

Mr. Beatty concluded, “We are optimistic about 2014 as we expect to experience continued growth in many of our core markets. While we expect Canada to remain a relatively small market for us going forward, especially in light of the recent decline in demand for seismic services in the region, South America and Alaska have exhibited strong levels of bidding activity. We were able to capitalize on some of these opportunities recently, as announced in Q4, with the awarding of $192 million of new projects throughout both regions, which include several multi-season projects. We continue to view Southeast Asia and Africa as strong growth catalysts for us going forward, as we continue developing our presence in Brazil. We believe we are well positioned internationally in key growth areas around the world. Our diversification and strategic focus on these new and underdeveloped areas will continue to benefit our stockholders as we look to maximize growth through the optimal utilization of available resources and equipment.”

Fourth Quarter 2013 Financial Results

Revenues for Q4 2013 increased 55% to $70.7 million from $45.7 million in Q4 2012. Revenue growth during the quarter was primarily due to the continued focus on new project award generation in Alaska and South America during 2013. Additionally, Q4 2013 revenues were positively impacted by previously delayed projects in Bolivia and Colombia, as disclosed in SAE’s Q3 2013 earnings release, being realized during Q4 2013.

Gross profit increased 189% to $17.6 million, or 24.8% of revenues, compared to gross profit of $6.1 million, or 13.3% of revenues, in Q4 2012. Higher gross profit and related margin expansion were the result of increased operational efficiencies and cost control. Gross profit for Q4 2013 and Q4 2012 included depreciation expense of $4.5 million and $2.7 million, respectively. Excluding depreciation, gross margins for Q4 2013 and Q4 2012 were 31.2% and 19.2%, respectively.

Selling, general and administrative (“SG&A”) expenses in Q4 2013 were $10.8 million compared to $6.1 million in Q4 2012. The increase in SG&A was partially due to new expenses associated with being a public company, along with the need to hire additional personnel to support SAE’s expanding global operations.

Operating income (loss) in Q4 2013 was $6.2 million compared to $(0.3) million in Q4 2012. This was due primarily to increased revenue growth and margins.

Interest expense in Q4 2013 rose to $3.8 million from $2.3 million in Q4 2012, due to SAE’s senior credit facility entered into in late Q4 2012, as well as the former SAE stockholders’ note.

Net income attributable to SAE for Q4 2013 rose to $4.5 million, or $0.34 per diluted share, compared to a net loss of $(5.3) million, or $(0.90) per diluted share, in Q4 2012. This was due to growth in operating income and a tax benefit of $3.1 million in Q4 2013.

Modified EBITDA in Q4 2013 was $10.9 million, or 15.4% of revenues, up 301% from $2.7 million, or 5.9% of revenues, in Q4 2012.

Capital expenditures for equipment during Q4 2013 were $7.2 million, compared to $13.6 million in Q4 2012.

Fiscal Year 2013 Financial Results

Revenues decreased to $245.3 million from $257.4 million in 2012, or by 5%. In 2012, third-party pass-through revenues totaled $90.0 million, on which SAE charged only a small administrative fee, compared to third-party pass-through revenues of only $17.2 million in 2013.

Gross profit was $42.9 million, or 17.5% of revenues, compared to gross profit of $44.8 million, or 17.4% of revenues, in 2012. The primary cause of the decrease in gross profit was the costs incurred on a shallow-water fixed-fee project in Malaysia during Q3 2013 when a vessel experienced more than a week’s downtime for repair.

In addition, approximately 11% of revenues in 2013 were generated from summer projects in Canada, which had lower margins due to the seasonal timing associated with mid-year projects, which historically face more competition than is typical of SAE’s winter operations in the region.

Gross profit for 2013 and 2012 included depreciation expense of $14.8 million and $11.4 million, respectively. Excluding depreciation expense, gross margin was 23.6% in 2013, compared to 21.8% for the prior year.

SG&A expenses were $32.1 million, compared to $25.7 million in 2012. This increase was a result of the need to hire personnel able to support SAE’s global operations, certain costs related to the merger, costs related to the amendments to the Company’s 2012 credit agreement, and the additional administrative costs and staffing necessary to operate as a public company.

Operating income was $8.3 million compared to $18.2 million in 2012.

Interest expense rose to $15.3 million from $3.8 million in 2012, due to a higher level of growth-related borrowing in late 2012 under SAE’s senior credit facility and the note due to former SAE stockholders issued in the merger.

Provision for income tax expense rose to $10.5 million from $1.4 million in 2012. This increase is primarily the result of pre-tax losses in the U.S., the recording of a valuation allowance for the prior year’s deferred tax assets, and the current period’s U.S. losses and foreign tax credits. The pre-tax losses in the U.S. increased primarily due to the increased operating loss and the increased interest incurred in 2013 related to the senior credit facility and the former SAE stockholders’ note.

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Net loss attributable to SAE was $(21.1) million, or $(2.10) per diluted share, compared to net income of $10.0 million, or $1.73 per diluted share, in 2012. The decline in net income was due to a number of primary factors in 2013, including:

•	Higher than normal provision for income tax expense;
•	Higher percentage of revenues at lower than typical margin;
•	Losses experienced on the crew in Malaysia due to the downtime from repair of the lead vessel; and
•	Higher interest expense.

Weighted average diluted shares outstanding rose to 10.0 million from approximately 5.8 million in 2012, due primarily to the issuance of shares to former SAE stockholders in the merger in June 2013.

Modified EBITDA was $25.1 million, or 10.2% of revenues, compared to $30.9 million, or 12.0% of revenues, in 2012. The decrease in amount and margin was due mainly to the factors discussed above.

Capital expenditures for equipment decreased 73% to $11.1 million from $41.7 million in 2012. This decrease was due to the normalization of SAE’s equipment profile in 2013 following a multi-year capital investment program in 2011 and 2012.

At December 31, 2013, cash and cash equivalents totaled $17.4 million, working capital was $27.1 million, long-term debt was $92.3 million, and stockholders’ equity totaled $10.9 million.

Year-End Backlog

As of December 31, 2013, SAE’s backlog rose 29% to approximately $292 million from $227 million on December 31, 2012. Major changes to the backlog that occurred during the year include the:

•	Addition of $316 million of announced project awards;
•	Removal of $114 million related to the further delay of a previously-paused 3D project in Alaska; and
•	The completion, in whole or in part, of multiple projects during the year.

The Company’s backlog remains strong. This year demonstrated SAE’s ability to quickly compensate for a sudden or unexpected loss of revenue due to an extraordinary event, such as the long-term postponement of a major contract.

SAE anticipates approximately 89% of the $292 million in backlog will be realized during 2014 and the remainder during 2015. However, the approximate estimations of realization from the backlog can be impacted by a number of factors, including customer delays or cancellations, permitting or project delays and environmental conditions.

Summary Financial Guidance for Fiscal Year 2014

As a result of the expected growth in international seismic spending, in addition to the strength of its current backlog, SAE expects to record revenue of approximately $400 - $450 million during 2014. Due to the potential for margin compression from growth into new markets, SAE estimates Modified EBITDA for 2014 to range from approximately $45 - $55 million. Additionally, SAE expects to invest approximately $15 million in capital expenditures during 2014.

These forward estimations are based on current market conditions and are subject to change.

Upcoming Investor Conference

SAE is scheduled to present at the Independent Petroleum Association of America’s Oil and Gas Investor Symposium in New York, NY on Wednesday, February 12, 2014 at 11:20 a.m. local time. The presentation will be given by Ryan Abney, Vice President of Capital Markets and Investor Relations, and will take place at the Sheraton New York Times Square.

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A copy of the presentation materials will be made available on the Investors section of SAE’s website at www.saexploration.com. In addition to the slides, a live audio webcast of the presentation can be accessed at http://www.investorcalendar.com/CEPage.asp?ID=172425.

About SAExploration Holdings, Inc.

SAE is a leading, vertically-integrated provider of 2D, 3D and 4D seismic data and logistical services with operations throughout South America, North America, and Southeast Asia. SAE specializes in logistically complex regions of the world, and provides a wide range of services to its clients, including surveying, program design, logistical support, data acquisition, processing, infrastructure implementation, camp services, catering, environmental assessment and community relations. SAE services its multinational client base from offices in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," “will,” “should” and variations of these words or similar words. These forward-looking statements may include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in the levels of exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, the need to manage rapid growth, delays, reductions or cancellations of service contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, substantial international business exposing SAE to currency fluctuations and global factors including economic, political and military uncertainties, the need to comply with diverse and complex laws and regulations, and other risks incorporated by reference to SAE’s filings with the Securities and Exchange Commission. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Capital Markets & Investor Relations

(281) 258-4409

rabney@saexploration.com

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SAExploration Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)
Revenue from services	$70,693	$45,712	$245,268	$257,359
Direct operating expenses, including depreciation expense of $4,465 and $2,683 for the three months ended December 31, 2013 and 2012, respectively, and $14,843 and $11,411 in the years ended December 31, 2013 and 2012, respectively	53,127	39,627	202,336	212,540
Gross profit (loss)	17,566	6,085	42,932	44,819
Selling, general and administrative expenses	10,836	6,138	32,103	25,714
Merger costs	14	—	1,188	—
Depreciation and amortization	472	261	1,253	720
Loss (gain) on sale of assets	12	(41)	133	148
Income (loss) from operations	6,232	(273)	8,255	18,237
Other income (expense):
Change in fair value of notes payable to related parties	(631)	—	(631)	—
Interest expense, net	(3,767)	(2,315)	(15,256)	(3,786)
Loan prepayment fee	—	(2,209)	—	(2,209)
Other, net	170	(1,108)	(1,124)	(1,133)
Foreign exchange gain (loss), net	(576)	(201)	(1,755)	320
Total other expense, net	(4,804)	(5,833)	(18,766)	(6,808)
Income (loss) before income taxes	1,428	(6,106)	(10,511)	11,429
Provision for income tax expense (benefit)	(3,125)	(783)	10,495	1,444
Net income (loss)	$4,553	$(5,323)	$(21,006)	$9,985
Less income (loss) attributable to non-controlling interest	(45)	—	(45)	—
Net income (loss) attributable to the Corporation	$4,508	$(5,323)	$(21,051)	$9,985
Basic and diluted income (loss) per share:
Weighted average basic shares outstanding	13,420	5,927	10,010	5,746
Income (loss) per share – basic	$0.34	$(0.90)	$(2.10)	$1.74
Weighted average diluted shares outstanding	13,420	5,927	10,010	5,755
Income (loss) per share – diluted	$0.34	$(0.90)	$(2.10)	$1.73

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SAExploration Holdings, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$17,351	$15,721
Restricted cash	638	3,701
Accounts receivable	40,928	27,585
Deferred costs on contracts	3,190	5,911
Prepaid expenses	4,619	8,553
Deferred tax asset, net	1,371	902
Total current assets	68,097	62,373
Property and equipment, net	64,572	70,456
Intangible assets, net	1,260	1,478
Goodwill	2,150	2,306
Deferred loan issuance costs, net	9,115	9,066
Deferred tax asset, net	743	1,622
Other assets	13	674
Total assets	$145,950	$147,975
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,511	$12,309
Accrued liabilities	3,124	5,435
Income and other taxes payable	7,073	5,896
Accrued payroll liabilities	4,497	3,247
Notes payable – current portion	800	800
Notes payable to related parties	500	53
Deferred revenue – current portion	7,927	6,145
Deferred tax liabilities – current portion	69	—
Capital leases – current portion	485	818
Total current liabilities	40,986	34,703
Long-term portion of notes payable, net	79,888	78,493
Long-term portion of notes payable to related parties	12,406	—
Long-term portion of capital leases	618	1,054
Deferred revenue – non-current portion	—	3,175
Deferred tax liabilities, net	1,114	241
Warrant liabilities	—	1,244
Total liabilities	135,012	118,910
Commitments and contingencies:
Convertible Series A preferred stock of Former SAE, $0.0001 par value, 5,000 shares authorized, $1.00 stated value, 5,000 shares retired as a result of the Merger	—	5,000
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000 authorized shares and no outstanding shares	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, and 13,429 and 6,322 issued and outstanding at December 31, 2013 and 2012, respectively	2	1
Additional paid-in capital	27,485	1,907
Retained earnings (deficit)	(14,511)	21,801
Accumulated other comprehensive income (loss)	(2,083)	356
Total Corporation stockholders’ equity	10,893	24,065
Non-controlling interest	45	—
Total stockholders’ equity	10,938	24,065
Total liabilities and stockholders’ equity	$145,950	$147,975

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SAExploration Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)
Net income (loss)	$4,553	$(5,323)	$(21,006)	$9,985
Other items of comprehensive income (loss), foreign currency translation, net of tax	(102)	100	(2,439)	966
Total other comprehensive income (loss)	4,451	(5,223)	(23,445)	10,951
Less: Comprehensive income attributable to non-controlling interest	(45)	—	(45)	—
Total other comprehensive income (loss) attributable to the Corporation	$4,406	$(5,223)	$(23,490)	$10,951

SAExploration Holdings, Inc. and Subsidiaries
CONSOLIDATED REVENUES BY REGION
(Unaudited)

(In thousands)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2013	2012	2013	2012
North America	$17,264	$11,920	$103,198	$122,060
South America	47,332	22,685	112,022	118,577
Southeast Asia	6,097	11,107	30,048	16,722
Total	$70,693	$45,712	$245,268	$257,359

SAExploration Holdings, Inc. and Subsidiaries
RECONCILIATION OF MODIFIED EBITDA
(Unaudited)

(In thousands)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2013	2012	2013		2012
Net income (loss)	$4,508	$(5,323)	$(21,051)		$9,985
Net income (loss) attributable to non-controlling interest	45	—	45		—
Depreciation and amortization	5,320	3,282	18,956		12,470
Interest expense, net (1)	3,876	2,102	12,396		3,573
Unrealized loss on change in fair value of notes payable to related parties	139	—	631		—
Provision for income tax expense (benefit)	(3,125)	(783)	10,495		1,444
Non-recurring expense	114	3,437	3,620	(2)	3,437	(3)
Modified EBITDA	$10,877	$2,715	$25,092		$30,909

(1)	Excludes $383 and $213 of amortization of loan issuance costs which are included in depreciation and amortization in the three months ended December 31, 2013 and 2012, respectively, and $2,860 and $213 of amortization of loan issuance costs which are included in depreciation and amortization in the fiscal years ended December 31, 2013 and 2012, respectively.

(2)	Principally the cost associated with financing costs, share-based compensation expense related to the accelerated vesting of Former SAE’s restricted shares in connection with the Merger, and costs associated with the merger.

(3)	Principally the cost associated with financing costs and fees for early payment of debt.

Modified EBITDA (arrived at by taking earnings before interest, taxes, depreciation and amortization, and non-recurring expenses) is not derived in accordance with generally accepted accounting principles (“GAAP”). EBITDA is a key metric SAE uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. SAE considers EBITDA important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA enables SAE’s Board of Directors and management to monitor and evaluate the business on a consistent basis. SAE uses EBITDA as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The presentation of EBITDA should not be construed as an inference that SAE’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as non-cash compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

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